Exhibit 99.1

Marker Therapeutics and Aspire Capital Enter into a Common Stock Purchase Agreement for up to $30 million

Houston, TX – March 2, 2020– Marker Therapeutics, Inc. (NASDAQ:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the Company has entered into a Common Stock Purchase Agreement (the “Agreement”) of up to $30 million with Aspire Capital Fund, LLC (“Aspire”), a Chicago-based institutional investor and long-term Marker shareholder.

Under the terms of the Agreement, Aspire has committed to purchase up to $30 million of the Company’s common stock at Marker’s discretion from time to time during a 30-month period at prices based on the market price at the time of each sale. Marker will retain full control as to the timing and amount of any sale of shares of common stock to Aspire, subject to certain limitations specified in the Agreement.

There are no warrants, options, financing swaps, derivatives or other securities associated with this Agreement. Additionally, there are no financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages. Lastly, Marker maintains the right to terminate the Agreement at any time, at its discretion, without any additional cost or penalty. Proceeds from the Agreement will be used to further advance the Company’s pipeline including its post-transplant acute myeloid leukemia (AML) Phase 2 trial, which is expected to begin in 2020, as well as for general corporate purposes.

“This Agreement with Aspire provides Marker with the opportunity to access capital in an efficient manner,” stated Peter L. Hoang, President and CEO of Marker. “The financial flexibility provided by this transaction will further support the advancement of our clinical programs including the first Marker-sponsored clinical trial this year investigating our novel MultiTAA cell therapy.”

As consideration for Aspire’s entering into the Agreement, Marker issued 345,357 shares to Aspire as a commitment fee. Additional detail regarding the Agreement is set forth in Marker’s Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statement Disclaimer

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our use of proceeds from any sales under the Agreement; our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of the MultiTAA programs or the possible range of application and potential curative effects and safety in the treatment of diseases; expectations regarding our supplier’s delivery of the final reagent, data and certificate of analysis required to advance the MultiTAA program for AML; and expectations regarding, among other things, the timing, design and success of our clinical trials, including the AML trial, as well as clinical trials conducted by our collaborators. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Investors

Solebury Trout

Chiara Russo

(617) 221-9197

crusso@soleburytrout.com

Media

Solebury Trout

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com

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